Exhibit 4.2

Execution Version

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
EAGLE ROCK ENERGY G&P, LLC
(a Delaware Limited Liability Company)

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Eagle Rock Energy G&P, LLC, a Delaware limited liability company (the “Company”), executed on July 30, 2010 (the “Effective Date”), is adopted, executed and agreed to, by Eagle Rock Energy Partners, L.P., a Delaware limited partnership (the “MLP”) and Eagle Rock Energy G&P Holding, Inc., a Delaware corporation (“G&P Holding”), a Delaware corporation, as the only Members of the Company.

RECITALS

WHEREAS, on August 10, 2005, the Company was formed by Eagle Rock Holdings, L.P., a Texas limited partnership (“Holdings”), as a Texas limited liability company and the Limited Liability Company Regulations of the Company was executed (the “Original Agreement”).

WHEREAS, on November 29, 2005, Eagle Rock Midstream Resources, L.P., a Texas limited partnership (“Midstream”), became the sole member of the Company and the Amended and Restated Regulations of the Company was executed.

WHEREAS, on May 25, 2006, the Company converted from a limited liability company organized under the laws of the State of Texas to a limited liability company organized under the laws of the State of Delaware and the Amended and Restated Limited Liability Company Agreement of the Company was executed.

WHEREAS, on October 26, 2006, in connection with the initial public offering (the “IPO”) of common units representing limited partner interests of the MLP, Midstream was dissolved and Holdings became the sole member of the Company and the Second Amended and Restated Limited Liability Company Agreement of the Company (the “Existing Agreement”) was executed.

WHEREAS, on the date hereof in connection with the consummation of certain matters contemplated by the Global Transaction Agreement and pursuant to the Assignment and Assumption Agreement, (a) Holdings contributed 100% of the outstanding limited liability company interests in the Company to the MLP, (b) the MLP was admitted as the sole Member of the Company and continued the Company without dissolution and (c) the MLP transferred a 0.5% Membership Interest to G&P Holding.

WHEREAS, the MLP and G&P Holding, as the only Members of the Company, deem it advisable to amend and restate the Existing Agreement of the Company in its entirety as set forth herein.

WHEREAS, the Conflicts Committee, the Board of Directors and the Members have approved all of the amendments and modifications of the Existing Agreement effected hereby.

AGREEMENTS

For and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the MLP and G&P Holding, as the only Members of the Company, hereby amend and restate the Existing Agreement in its entirety as follows:

ARTICLE 1
DEFINITIONS

Section 1.01                            Definitions.  Each capitalized term used herein shall have the meaning given such term in Attachment I.

Section 1.02                            Construction.  Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (d) references to money refer to legal currency of the United States of America; (e) “including” means “including without limitation” and is a term of illustration and not of limitation; (f) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; and (g) neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any Person as the principal draftsperson hereof or thereof.

ARTICLE 2
ORGANIZATION

Section 2.01                            Formation.  The Company was originally organized as a Texas limited liability company by the filing of an Articles of Organization on August 10, 2005 with the Secretary of State of the State of Texas under and pursuant to the laws of the State of Texas. The Company converted to and was organized as a Delaware limited liability company by the filing of a Certificate of Conversion and a Certificate of Formation (“Organizational Certificate”) on May 25, 2006 with the Secretary of State of the State of Delaware under and pursuant to the Delaware Act. On the date hereof and pursuant to the Assignment and Assumption Agreement, Holdings contributed its Membership Interest in the Company to the MLP, the MLP was admitted as the sole Member of the Company, the MLP transferred a 0.5% Membership Interest to G&P Holding, G&P Holding was admitted as a Member of the Company, and the MLP did, and the Members hereby do, continue the Company without dissolution.

Section 2.02                            Name.             The name of the Company is “Eagle Rock Energy G&P, LLC” and all Company business must be conducted in that name or such other names that comply with Law as the Board of Directors may select.

Section 2.03                            Registered Office; Registered Agent; Principal Office; Other Offices.

(a)                                  The registered office of the Company required by the Delaware Act to be maintained in the State of Delaware shall be the office of the initial registered agent for service of process named in the Organizational Certificate or such other office (which need not be a place of business of the Company) as the Board of Directors may designate in the manner provided by Law. The registered agent for service of process of the Company in the State of Delaware shall be the initial registered agent for service of process named in the Organizational Certificate or such other Person or Persons as the Board of Directors may designate in the manner provided by Law.

(b)                                 The principal office of the Company in the United States shall be at such a place as the Board of Directors may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records there and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware.

(c)                                  The Company may have such other offices as the Board of Directors may designate.

Section 2.04                            Purpose. The purpose and nature of the business to be conducted by the Company shall be (a) to act as general partner of MLP GP and (b) to engage in any business activity that is approved by the Board and that lawfully may be conducted by a company organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity; provided, however, that the Board shall not cause the Company to engage, directly or indirectly in any business activity that the Board determines would cause the Company, MLP GP, or the MLP to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the Board shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Company of any business free of any fiduciary duty or obligation whatsoever to the Company or any Member and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation at equity.

Section 2.05                            Powers. The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.04 and for the protection and benefit of the Company.

Section 2.06                            Term. The period of existence of the Company commenced on August 5, 2005 and shall end at such time as a certificate of cancellation is filed in accordance with Section 9.02(c).

Section 2.07                            Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company or one or more third party nominees as the Board of Directors may determine. The Board of Directors hereby declares and warrants that any Company assets for which record title is held in the name of one or more third party nominees shall be held by such third party nominee for the use and benefit of the Company in accordance with the provisions of this Agreement; provided, however, that the Board of Directors shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the Board determines that the expense and difficulty of conveyancing makes transfer of record title to the Company impracticable) to be vested in the Company as soon as reasonably practicable. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

Section 2.08                            No State-Law Partnership; Withdrawal. It is the intent that the Company shall be a limited liability company formed under the Laws of the State of Delaware and shall not be a partnership (including a limited partnership) or joint venture, and that the Members not be a partner or joint venturer of any other party for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise. A Member does not have the right to Withdraw from the Company; provided, however, that a Member shall have the power to Withdraw at any time in violation of this Agreement. If a Member exercises such power in violation of this Agreement, (a) such Member shall be liable to the Company and its Affiliates for all monetary damages suffered by them as a result of such Withdrawal; and (b) such Member shall not have any rights under Section 18.604 of the Delaware Act. In no event shall the Company have the right, through specific performance or otherwise, to prevent a Member from Withdrawing in violation of this Agreement.

ARTICLE 3
MATTERS RELATING TO MEMBERS

Section 3.01                            Members. The MLP and G&P Holding are hereby confirmed as having been admitted as the only Members of the Company.

Section 3.02                            Creation of Additional Membership Interest. The Company may issue additional Membership Interests in the Company pursuant to this Section 3.02. The terms of admission or issuance may provide for the creation of different classes or groups of Members having different rights, powers, and duties. The creation of any new class or group of Members approved as required herein may be reflected in an amendment to this Agreement executed in accordance with Section 11.04 indicating the different rights, powers, and duties thereof. Any such admission is effective only after the new Member has executed and delivered to the Members an instrument containing the notice address of the new Member and the new Member’s ratification of this Agreement and agreement to be bound by it.

Section 3.03                            Liability to Third Parties. Except as required by the Delaware Act, no Member or beneficial owner of any Membership Interest shall be liable for the Liabilities of the Company.

ARTICLE 4
CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

Section 4.01                            Capital Contributions.

(a)                                  [Reserved].

(b)                                 The amount of money and the fair market value (as of the date of contribution) of any property (other than money) contributed to the Company by a Member in respect of the issuance of a Membership Interest to such Member shall constitute a “Capital Contribution.” Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

Section 4.02                            Loans. If the Company does not have sufficient cash to pay its obligations, any Member that may agree to do so may advance all or part of the needed funds for such obligation to or on behalf of the Company. An advance described in this Section 4.02 constitutes a loan from the Member to the Company, may bear interest at a rate comparable to the rate the Company could obtain from third parties, and is not a Capital Contribution.

Section 4.03                            Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. No Member will be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

Section 4.04                            Capital Accounts.

(a)                                  A separate Capital Account will be maintained for each Member.  Each Member’s Capital Account will be increased by: (i) the amount of money contributed by such Member to the Company; (ii) the Fair Market Value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); (iii) allocations to such Member of Profits and other items of income and gain pursuant to Section 5.02, Section 5.03 and Section 5.04; and (iv) any other increases allowed or required by Treasury Regulation Section 1.704-1(b)(2)(iv).  Each Member’s Capital Account will be decreased by: (i) the amount of money distributed to such Member by the Company; (ii) the Fair Market Value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code); (iii) allocations to such Member of Losses and other items of deduction and loss pursuant to Section 5.02, Section 5.03 and Section 5.04; and (iv) any other decreases allowed or required by Treasury Regulation Section 1.704-1(b)(2)(iv).  The Capital Accounts shall also be increased or decreased (i) to reflect a revaluation of Company property pursuant to paragraph (b) of the definition of Book Value and (ii) upon the exercise of any noncompensatory warrant pursuant to the requirements of Proposed Treasury Regulation Sections 1.704-1(b)(2)(iv)(d)(4) and 1.704-1(b)(2)(iv)(s), as such Proposed Treasury Regulations may be amended or modified, including upon the issuance of temporary or final Treasury Regulations.

(b)                                 In the event of a permitted sale or exchange of a Membership Interest the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interest in accordance with Section 1.704-1(b)(2)(iv)(l) of the Treasury Regulations.

(c)                                  The manner in which Capital Accounts are to be maintained pursuant to this Section 4.04 is intended to comply with the requirements of Code Section 704(b) and the

Treasury Regulations promulgated thereunder.  If the Board determines that the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 4.04 should be modified in order to comply with Code Section 704(b) and the Treasury Regulations, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 4.04, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members as set forth in this Agreement.

ARTICLE 5
DISTRIBUTIONS; ALLOCATIONS

Section 5.01                            Distributions. Subject to Section 9.02, the Board of Directors shall have exclusive authority to declare distributions by the Company to its Members.

Section 5.02                            Allocations of Profits or Losses.  After giving effect to the special allocations set forth in Section 5.03 and Section 5.04, Profits and Losses (and, to the extent necessary to achieve the resulting Capital Account balances described below, any allocable items of gross income, gain, loss and expense includible in the computation of Profits and Losses) for any Allocation Period shall be allocated to the Members pro rata in proportion to their respective Sharing Ratios.

Section 5.03                            Regulatory Allocations.  The following allocations (the “Regulatory Allocations”) shall be made in the following order:

(a)                                  Nonrecourse Deductions shall be allocated to the Members pro rata in proportion to their respective Sharing Ratios.

(b)                                 Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the Economic Risk of Loss for such Member Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4).  If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss.  This Section 5.03(b) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)                                  Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for an Allocation Period (or if there was a net decrease in Minimum Gain for a prior Allocation Period and the Company did not have sufficient amounts of income and gain during prior Allocation Periods to allocate among the Members under this Section 5.03(c)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2)).  This Section 5.03(c) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)                                 Notwithstanding any provision hereof to the contrary except Section 5.03(c) (dealing with Minimum Gain), if there is a net decrease in Member Nonrecourse Debt Minimum Gain for an Allocation Period or if there was a net decrease in Member Nonrecourse Debt Minimum Gain for a prior Allocation Period and the Company did not have sufficient amounts of income and gain during prior Allocation Periods to allocate among the Members under this Section 5.03(d), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(i)(4)).  This Section 5.03(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)                                  Notwithstanding any provision hereof to the contrary except Section 5.03(c) and Section 5.03(d) (dealing with Minimum Gain and Member Nonrecourse Debt Minimum Gain, respectively), a Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) shall be allocated items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Allocation Period) in an amount and manner sufficient to eliminate any deficit balance in such Member’s Adjusted Capital Account as quickly as possible.  This Section 5.03(e) is intended to constitute a qualified income offset under Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(f)                                    Notwithstanding Section 5.02, no losses shall be allocated to any Member to the extent that such allocation would cause such Member to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit balance in its Adjusted Capital Account) at the end of such Allocation Period.  All Losses in excess of the limitation set forth in this Section 5.03(f) shall be allocated to the Members who do not have a deficit balance in their Adjusted Capital Accounts in proportion to their relative positive Adjusted Capital Accounts but only to the extent that such Losses do not cause any such Member to have a deficit in its Adjusted Capital Account.

(g)                                 In the event that any Member has a negative Adjusted Capital Account at the end of any Allocation Period, such Member shall be allocated items of Company income and gain in the amount of such deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 5.03(g) shall be made only if and to the extent that such Member would have a negative Adjusted Capital Account after all other allocations provided for in this Section 5.03 have been tentatively made as if Section 5.03(e) and this Section 5.03(g) were not in this Agreement.

(h)                                 To the extent an adjustment to the adjusted tax basis of any Company properties pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to any Member in complete liquidation of such Member’s Membership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) if such

Section applies, or to the Member to whom such distribution was made if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

Section 5.04                            Curative Allocations.  The Regulatory Allocations are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1(b) and 1.704-2.  The Regulatory Allocations may be inconsistent with the manner in which the Members intend to divide Company distributions.  Accordingly, the Board is authorized to divide other allocations of Profits, Losses, and other items among the Members, to the extent that they exist, so that the net amount of the Regulatory Allocations and the Curative Allocations to each Member is zero (0).  The Board will have discretion to accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Treasury Regulations.

Section 5.05                            Income Tax Allocations.

(a)                                  All items of income, gain, loss and deduction for Federal income tax purposes shall be allocated in the same manner as the corresponding item of Profits and Losses is allocated, except as otherwise provided in this Section 5.05.

(b)                                 In accordance with Code Section 704(c) and the applicable Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial Book Value.  In the event the Book Value of any property is adjusted pursuant to clause (ii) or (iv) of the definition of Book Value, subsequent allocations of income, gain, loss, and deduction with respect to such property shall take account of any variation between the adjusted basis of such property for Federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the applicable Regulations thereunder.  For purposes of the allocations pursuant to this Section 5.05(b), the Company shall elect the remedial allocation method described in Treasury Regulation Section 1.704-3(d).

(c)                                  Any (i) recapture of depreciation, depletion, intangible drilling costs or any other item of deduction shall be allocated, in accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of remedial allocations), and (ii) recapture of credits shall be allocated to the Members in accordance with applicable law.

(d)                                 Allocations pursuant to this Section 5.05 are solely for purposes of Federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

Section 5.06                            Other Allocation Rules.

(a)                                  All items of income, gain, loss, deduction and credit allocable to a Membership Interest in the Company that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as the owner of such Membership Interest, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the regulations thereunder.

(b)                                 The “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulation Section 1.752-3(a)(3), shall be allocated to the Members pro rata in proportion to their respective Sharing Ratios.

Section 5.07                            Withholding Authorized.  The Company is authorized to withhold from distributions to a Member, or with respect to allocations to a Member, and to pay over to a foreign, Federal, state or local government, any amounts required to be withheld pursuant to the Code or any provisions of any other foreign, Federal, state or local law.  All amounts withheld with respect to any payment or distribution to a Member shall be treated as amounts distributed to that Member.

ARTICLE 6
MANAGEMENT

Section 6.01                            Management.

(a)                                  All management powers over the business and affairs of the Company shall be exclusively vested in a Board of Directors (“Board of Directors” or “Board”) and, subject to the direction of the Board of Directors. The Directors shall each constitute a “manager” of the Company within the meaning of the Delaware Act. Except as otherwise specifically provided in this Agreement, no Member, by virtue of having the status of a Member, shall have or attempt to exercise or assert any management power over the business and affairs of the Company or shall have or attempt to exercise or assert actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. Except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board of Directors, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company. Except as otherwise specifically provided in this Agreement or in the MLP Partnership Agreement, the authority and functions of the Board of Directors on the one hand and of the Officers on the other shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the Delaware General Corporation Law.

(b)                                 In addition to the powers that now or hereafter can be granted to managers under the Delaware Act and to all other powers granted under any other provision of this Agreement, except as otherwise provided in this Agreement, the Board of Directors and the Officers shall have full power and authority to do all things as are not restricted by this Agreement, the MLP GP Agreement, the MLP Partnership Agreement, the Delaware Act or applicable Law, on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company.

Section 6.02                            Board of Directors.

(a)                                  Adoption of Sections 13.4(c) and 13.13 of the MLP Partnership Agreement.

(i)                                     The Members and the Company hereby adopt as part of the terms of this Agreement, and agree to be bound by, Sections 13.4(c) and 13.13 of the MLP Partnership Agreement as if such sections were set forth in full herein.  Among other things, the Directors shall be elected or appointed, as applicable, and vacancies on the Board shall be filled, pursuant to Sections 13.4(c) and 13.13 of the MLP Partnership Agreement, and the Members hereby delegate to the Limited Partners (including, as applicable, the NGP Representative) the rights, including the rights to elect or appoint directors, set forth in Sections 13.4(c) and 13.13 of the MLP Partnership Agreement.

(ii)                                  The Members and the Company agree to use reasonable efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of Sections 13.4(c) and 13.13 of the MLP Partnership Agreement as adopted in this Article VI.

(iii)                               The Limited Partners shall not be deemed to be Members or holders of Membership Interests as such terms are defined in this Agreement or to be “members,” “managers” or holders of “limited liability company interests” as such terms are defined in the Delaware Act. The exercise by a Limited Partner of the right to elect or appoint Directors and any other rights afforded to such Limited Partner hereunder and under Sections 13.4(c) and 13.13 of the MLP Partnership Agreement shall be solely in such Limited Partner’s capacity as a limited partner of the Partnership, and no Limited Partner shall be liable for any debts, obligations or liabilities of the Company by reason of the foregoing.

(iv)                              The classes of Directors and terms thereof are: (i) Class I, whose terms expire at the 2011 annual meeting of the Limited Partners and on each third succeeding annual meeting thereafter, (ii) Class II, whose terms expire at the 2012 annual meeting of the Limited Partners and on each third succeeding annual meeting thereafter, and (iii) Class III, whose terms expire at the 2013 annual meeting of the Limited Partners and on each third succeeding annual meeting thereafter. As of the date hereof, the members of each class of Directors of the Company are as set forth on Exhibit A hereto.

(v)                                 Notwithstanding anything to the contrary in this Agreement, including Section 11.04, the foregoing clauses in this Section 6.02(a) shall not be amended except upon the requisite approval set forth in Sections 13.4(c)(vi) and 13.13(i) of the MLP Partnership Agreement.

(b)                                 Resignation. Any Director may resign at any time upon written notice to the Board, the Chairman of the Board, the Chief Executive Officer or any other Officer. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective.

(c)                                  Voting; Quorum. Unless otherwise required by the Delaware Act, other Law or the provisions hereof,

(i)                                     each member of the Board of Directors shall have one vote;

(ii)                                  except for matters requiring Special Approval, the presence at a meeting of a majority of the members of the Board of Directors shall constitute a quorum at any such meeting for the transaction of business; and

(iii)                               except for matters requiring Special Approval, the act of a majority of the members of the Board of Directors present at a meeting duly called in accordance with Section 6.02(d) at which a quorum is present shall be deemed to constitute the act of the Board of Directors.

(d)                                 Meetings. Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Special meetings of the Board of Directors or meetings of any committee thereof may be called by written request authorized by any member of the Board of Directors or a committee thereof on at least 48 hours prior written notice to the other members of such Board or committee. Any such notice, or waiver thereof, need not state the purpose of such meeting, except as may otherwise be required by law. Attendance of a Director at a meeting (including pursuant to the last sentence of this Section 6.02(d)) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Any action required or permitted to be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, are signed by at least as many members of the Board of Directors or committee thereof as would have been required to take such action at a meeting of the Board of Directors or such committee. Members of the Board of Directors or any committee thereof may participate in and hold a meeting by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting.

(e)                                  Committees.

(i)                                     Subject to compliance with this Article 6, committees of the Board of Directors shall have and may exercise such of the powers and authority of the Board of Directors with respect to the management of the business and affairs of the Company as may be provided in a resolution of the Board of Directors. Any committee designated pursuant to this Section 6.02(e) shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, and, subject to Section 6.02(d), shall fix its own rules or procedures and shall meet at such times and at such place or places as may be provided by such rules or by resolution of such committee or resolution of the Board of Directors. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution (except for obtaining Special Approval at meetings of the Conflicts Committee, which requires the affirmative vote of a majority of the members of such committee). The Board of Directors may designate one or more Directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of such committee; provided, however, that any such designated alternate of the Audit Committee or the Conflicts Committee must meet the standards for an

Independent Director. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member; provided, however, that any such replacement member of the Audit Committee or the Conflicts Committee must meet the standards for an Independent Director.

(ii)                                  In addition to any other committees established by the Board of Directors pursuant to Section 6.02(e)(i), the Board of Directors shall maintain a “Conflicts Committee,” which shall be composed of at least two Independent Directors, each of whom shall meet the requirements set forth in the MLP Partnership Agreement. The Conflicts Committee shall be responsible for (A) approving or disapproving, as the case may be, any matters regarding the business and affairs of the Company, MLP GP or the MLP considered by, or submitted to, such Conflicts Committee at the request of the Board of Directors pursuant to the terms of the MLP GP Agreement or the MLP Partnership Agreement, (B) reviewing and determining whether to recommend that the Member amend (1) the definition of “Independent Director” or (2) this Section 6.02(e)(ii), and (C) performing such other functions as the Board may assign from time to time or as may be specified in a written charter of the Conflicts Committee. In acting or otherwise voting on the matters referred to in this Section 6.02(e)(ii), to the fullest extent permitted by law, including Section 18-1101(c) of the Delaware Act and Section 17-1101(c) of the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, the Directors constituting the Conflicts Committee shall consider only the interest of the MLP, including its respective creditors.

(iii)                               In addition to any other committees established by the Board of Directors pursuant to Section 6.02(e)(i), the Board of Directors shall maintain an “Audit Committee,” which shall be composed of at least three Independent Directors at all times. The Audit Committee shall be responsible for (A) assisting the Board in monitoring (1) the integrity of the MLP’s financial statements, (2) the qualifications and independence of the MLP’s independent accountants, (3) the performance of the internal audit function and independent accountants of the Company, MLP GP and the MLP, and (4) the MLP’s compliance with legal and regulatory requirements and (B) preparing the report required by the rules of the SEC to be included in the MLP’s annual report on Form 10-K. The Audit Committee shall perform such other functions as the Board may assign from time to time or as may be specified in a written charter for the Audit Committee adopted by the Board.

(iv)                              In addition to any other committees established by the Board of Directors pursuant to Section 6.02(e)(i), the Board of Directors shall maintain a “Compensation Committee,” which shall be composed of at least one Independent Director. The Compensation Committee shall be responsible for (A) setting the compensation for officers of the Company as well as administering any incentive plans adopted by the Company and (B) preparing the compensation committee report required by the rules of the SEC to be included in the MLP’s annual report on Form 10-K. The Compensation Committee shall perform such other functions as the Board may assign from time to time or as may be specified in a written charter for the Compensation Committee adopted by the Board.

Section 6.03                            Officers.

(a)                                  Generally. The Board of Directors, as set forth below, shall appoint officers of the Company (“Officers”). Unless provided otherwise by resolution of the Board of Directors, the Officers shall have the titles, power, authority and duties described below in this Section 6.03.

(b)                                 Titles and Number. The Company may appoint one or more officers including a Chairman of the Board (unless the Board of Directors provides otherwise), a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, the Chief Financial Officer, any Treasurer and one or more Assistant Secretaries and Assistant Treasurers and a General Counsel. Any person may hold more then one office.

(c)                                  Appointment and Term of Office. The Officers shall be appointed by the Board of Directors at such time and for such term as the Board of Directors shall determine. Any Officer may be removed, with or without cause, only by the Board of Directors. Vacancies in any office may be filled only by the Board of Directors.

(d)                                 Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors and of the unitholders of the MLP; and he shall have such other powers and duties as from time to time may be assigned to him by the Board of Directors.

(e)                                  Chief Executive Officer. Subject to the limitations imposed by this Agreement, any employment agreement, any employee plan or any determination of the Board of Directors, the Chief Executive Officer, subject to the direction of the Board of Directors, shall be the chief executive officer of the Company and shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its other Officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. In the absence of the Chairman of the Board, the Chief Executive Officer shall preside at all meetings of the unitholders of the MLP and at all meetings of the Board of Directors provided that he is a director of the Company. The Chief Executive Officer shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board of Directors, including any duties and powers provided for in any employment agreement approved by the Board of Directors.

(f)                                    President. Subject to the limitations imposed by this Agreement, any employment agreement, any employee plan or any determination of the Board of Directors, the President, subject to the direction of the Board of Directors, shall, in the absence of a Chief Executive Officer, be the chief executive officer of the Company and shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its other Officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. In the absence of the Chairman of the Board and Chief Executive Officer, the President shall preside at all meetings of the unitholders of the MLP and at all meetings of the Board of Directors provided that he is a director of the Company. The President shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board of Directors, including any duties and powers provided for in any employment agreement approved by the Board of Directors.

(g)                                 Vice Presidents. In the absence of a Chief Executive Officer and the President, each Vice President appointed by the Board of Directors shall have all of the powers and duties conferred upon the President, including the same power as the President to execute documents on behalf of the Company. Each such Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Board of Directors or the President.

(h)                                 Secretary and Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board of Directors, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Board of Directors or the President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.

(i)                                     Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Company and MLP GP. He shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Board of Directors or the appropriate Officer of the Company may from time to time determine. He shall receive and deposit all moneys and other valuables belonging to MLP GP in the name and to the credit of MLP GP and shall disburse the same and only in such manner as the Board of Directors or the Chief Executive Officer may require. He shall render to the Board of Directors and the Chief Executive Officer, whenever any of them request it, an account of all his transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such further duties as the Board of Directors or the Chief Executive Officer may require. The Chief Financial Officer shall have the same power as the Chief Executive Officer to execute documents on behalf of the Company.

(j)                                     Treasurer and Assistant Treasurers. The Treasurer shall have such duties as may be specified by the Chief Financial Officer in the performance of his duties. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, any Vice President, or such other Officer as the Board of Directors shall select, shall have the powers and duties conferred upon the Treasurer.

(k)                                  General Counsel. The General Counsel, subject to the discretion of the Board of Directors, shall be responsible for the management and direction of the day-to-day legal affairs of the Company. The General Counsel shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Board of Directors or the President.

(l)                                     Powers of Attorney. The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other persons.

(m)                               Delegation of Authority. Unless otherwise provided by resolution of the Board of Directors, no Officer shall have the power or authority to delegate to any person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

(n)                                 Tenure. The Board of Directors shall appoint Officers of the Company to serve from the date hereof until the death, resignation or removal by the Board of Directors with or without cause of such Officer.

Section 6.04                            Duties of Officers and Directors. Except as otherwise specifically provided in this Agreement or in the MLP Partnership Agreement, the duties and obligations owed to the Company and to the Board of Directors by the Officers of the Company and by members of the Board of Directors of the Company shall be the same as the respective duties and obligations owed to a corporation organized under the Delaware General Corporation Law by its officers and directors, respectively.

Section 6.05                            Compensation. The members of the Board of Directors who are neither Officers nor employees of the Company shall be entitled to compensation as directors and committee members as approved by the Board and shall be reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors or committees thereof.

Section 6.06                            Indemnification.

(a)                                  To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, each Indemnitee shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as an Indemnitee; provided, however that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 6.06, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 6.06 shall be available to Holdings or its Affiliates (other than the MLP and any Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement or the Contribution Agreement. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 6.06 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b)                                 To the fullest extent permitted by law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.06(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.06.

(c)                                  The indemnification provided by this Section 6.06 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)                                 The Company may purchase and maintain insurance, on behalf of the members of the Board of Directors, the Officers and such other persons as the Board of Directors shall determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement.

(e)                                  For purposes of this Section 6.06, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of such Indemnitee’s duties to the Company also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 6.06(a); and action taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of such Indemnitee’s duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.

(f)                                    An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.06 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g)                                 The provisions of this Section 6.06 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(h)                                 No amendment, modification or repeal of this Section 6.06 or any provision hereof shall in any manner terminate, reduce or impair either the right of any past,

present or future Indemnitee to be indemnified by the Company or the obligation of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.06 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

(i)                                     THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 6.06 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

Section 6.07                            Liability of Indemnitees.

(a)                                  Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Person for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b)                                 Subject to its obligations and duties as set forth in this Article 6, the Board of Directors and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s Officers or agents, and neither the Board of Directors nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such Officer or agent appointed by the Board of Directors or any committee thereof in good faith.

(c)                                  To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for any acts or omissions taken in good faith reliance on the provisions of this Agreement.

(d)                                 Any amendment, modification or repeal of this Section 6.07 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability under this Section 6.07 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may be asserted.

Section 6.08                            Outside Activities.

(a)                                  Except as specifically restricted by the provisions of the MLP GP Agreement or the MLP Partnership Agreement, each Indemnitee, other than officers or employees of the Company, shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Company or its Subsidiaries, independently or with others, including business interests and activities in direct competition with the business and activities of the Company or its Subsidiaries, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by Law to the Company or its Subsidiaries or any Member. Neither the Company or its Subsidiaries, any Member nor any other Person shall have any rights by virtue of this Agreement, the MLP GP Agreement or the MLP Partnership Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.

(b)                                 Notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees, other than officers or employees of the Company, in accordance with the provisions of this Section 6.08 is hereby approved by the Company and all Members, (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of any Indemnitee, other than officers or employees of the Company, for such Indemnitees to engage in such business interests and activities in preference to or to the exclusion of the Company and (iii) the Indemnitees, other than Officers or employees of the Company, shall have no obligation hereunder or as a result of any duty expressed or implied by Law to present business opportunities to the Company, MLP GP or the MLP.

(c)                                  Each Member and each of its Affiliates may acquire additional Membership Interests and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to such Membership Interests.

Section 6.09                            Resolution of Conflicts of Interest; Standard of Conduct and Modification of Duties.

(a)                                  Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the Company or any of its Affiliates (other than the MLP or any Group Member), on the one hand, and the MLP or any Group Member (other than the Company), on the other hand, any resolution or course of action by the Board of Directors in respect of such conflict of interest shall be permitted and deemed approved by all Members, and shall not constitute a breach of this Agreement or of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Units excluding Units owned by the Members and their Affiliates, (iii) on terms no less favorable to the MLP or Group Member, as the case may be, than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the MLP or Group Member, as the case may be, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the MLP or Group Member, as the case may be). The Board of Directors shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the Board of Directors may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Member or by or on behalf of such Member, the MLP, any Group Member or any Limited Partner, as the case may be, challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.

(b)                                 Whenever the Company makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the General Partner of the MLP as opposed to in its individual capacity, whether under this Agreement, or any other agreement contemplated hereby or otherwise, then unless another express standard is provided for in this Agreement, the Company, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of any action taken or delivered to be taken by the Company in its capacity as the general partner of the General Partner of the MLP, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the MLP.

(c)                                  Whenever the Company makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as a general partner of the General Partner of the MLP, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the Company, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the MLP or any partner thereof, and the Company, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. By way of illustration and not of limitation, whenever the phrase, “at the option of the Company,” or some variation of that phrase, is used in this Agreement, it indicates that the Company is acting in its individual capacity. For the avoidance of doubt, whenever the Company votes or transfers its MLP Interests, or refrains from voting or transferring its MLP Interests, it shall be acting in its individual capacity.

(d)                                 Notwithstanding anything to the contrary in this Agreement, the Company and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the MLP or any Group Member or (ii) permit the MLP or any Group Member to use any facilities or assets of the Company and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the Company or any of its Affiliates to enter into such contracts shall be at its option.

(e)                                  Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be “fair and reasonable” to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

ARTICLE 7
TAX MATTERS

Section 7.01                            Tax Returns.

(a)                                  The Board of Directors shall cause to be prepared and timely filed (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company, including making all elections on such tax returns. The Company shall bear the costs of the preparation and filing of its returns.

Section 7.02                            Tax Partnership.  The Members acknowledge that the Company shall be treated as a partnership for Federal income tax purposes and will not otherwise characterize the Company for purposes of any Federal tax returns, statements or reports filed by them or their Affiliates.

Section 7.03                            Tax Elections.  The Company shall make the following elections on the appropriate tax returns:

(a)                                  to adopt, as the Company’s fiscal year, the calendar year or such other fiscal period as the Tax Matters Member designates;

(b)                                 to adopt the accrual method of accounting and to keep the Company’s books and records on the GAAP basis unless the cash method of accounting is available and the Tax Matters Member designates the cash method of accounting for use by the Company;

(c)                                  if a distribution of the Company’s property as described in Code Section 734 occurs or a Transfer of Units as described in Code Section 743 occurs, on request by notice from any Member, to elect, pursuant to Code Section 754, to adjust the basis of Company’s properties;

(d)                                 to elect to amortize the organizational expenses of the Company ratably over a period of 180 months as permitted by Code Section 709(b);

(e)                                  any election that would ensure that the Company will be treated as a partnership for Federal income tax purposes; and

(f)                                    subject to Sections 5.6 and 10.2, any other election the Board may deem appropriate and in the best interests of the Members.

Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law and no provision of this Agreement shall be construed to sanction or approve such an election.

Section 7.04                            Tax Matters Member.  The “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code shall be the MLP, or such other Member designated as such by the Board from time to time.  Any Member who is designated as the “tax matters partner” is referred to herein as the “Tax Matters Member.”

ARTICLE 8
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

Section 8.01                            Maintenance of Books.

(a)                                  The Board of Directors shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board of Directors complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board of Directors and any other books and records that are required to be maintained by applicable Law.

(b)                                 The books of account of the Company shall be maintained on the basis of a fiscal year that is the calendar year and on an accrual basis in accordance with United States generally accepted accounting principles, consistently applied.

Section 8.02                            Reports. The Board of Directors shall cause to be prepared and delivered to each Member such reports, forecasts, studies, budgets and other information as the Members may reasonably request from time to time.

Section 8.03                            Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board of Directors. All withdrawals from any such depository shall be made only as authorized by the Board of Directors and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE 9
DISSOLUTION, WINDING-UP AND TERMINATION

Section 9.01                            Dissolution.

(a)                                  Subject to compliance with Section 6.01(c), the Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(i)                                     the unanimous consent of the Board of Directors;

(ii)                                  the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act; and

(iii)                               at any time there are no Members of the Company, unless the Company is continued in accordance with the Delaware Act or this Agreement.

(b)                                 No other event shall cause a dissolution of the Company.

(c)                                  Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

(d)                                 Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company, and, upon the occurrence of such an event, the Company shall continue without dissolution.

Section 9.02                            Winding-Up and Termination.

(a)                                  On the occurrence of a Dissolution Event, the Board of Directors shall select one or more Persons to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board of Directors. The steps to be accomplished by the liquidator are as follows:

(i)                                     as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii)                                  the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iii)                               all remaining assets of the Company shall be distributed to the Members as follows:

(A)                              the liquidator may sell any or all Company property, including to Members; and

(B)                                Company property (including cash) shall be distributed to the Members.

(b)                                 The distribution of cash or property to a Member in accordance with the provisions of this Section 9.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its share of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Delaware Act. No Member shall be required to make any Capital

Contribution to the Company to enable the Company to make the distributions described in this Section 9.02.

(c)                                  On completion of such final distribution, the liquidator shall file a certificate of cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company.

(d)                                 The Members intend that the allocations provided under Section 5.02, Section 5.03 and Section 5.04 will result in final Capital Account balances for each Member equal to the liquidating distributions to be made to such Member.  If the allocations otherwise made under Section 5.02, Section 5.03 and Section 5.04 would fail to produce such final Capital Account balances, the Board shall cause the allocations made under Section 5.02 to be made in a manner that achieves the foregoing intent as close as possible.

ARTICLE 10
MERGER, CONSOLIDATION OR CONVERSION

Section 10.01                     Authority. Subject to compliance with Section 6.01(c), the Company may merge or consolidate with one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article 10. The surviving entity to any such merger, consolidation or conversion is referred to herein as the “Surviving Business Entity.”

Section 10.02                     Procedure for Merger, Consolidation or Conversion.

(a)                                  The merger, consolidation or conversion of the Company pursuant to this Article 10 requires the prior approval of a majority of the Board of Directors and compliance with Section 10.03.

(b)                                 If the Board of Directors shall determine to consent to a merger or consolidation, the Board of Directors shall approve the Merger Agreement, which shall set forth:

(i)                                     the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(ii)                                  the name and jurisdiction of formation or organization of the Surviving Business Entity that is to survive the proposed merger or consolidation;

(iii)                               the terms and conditions of the proposed merger or consolidation;

(iv)                              the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v)                                 a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi)                              the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 10.04 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii)                           such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the Board of Directors.

(c)                                  If the Board of Directors shall determine to consent to the conversion, the Board of Directors shall approve and adopt a Plan of Conversion containing such terms and conditions that the Board of Directors determines to be necessary or appropriate.

Section 10.03                     Approval by Members of Merger or Consolidation.

(a)                                  The Board of Directors, upon its approval of the Merger Agreement or Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of the Members, whether at a meeting or by written consent. A copy or a summary of the Merger Agreement or the Plan of Conversion, as applicable, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b)                                 The Merger Agreement or the Plan of Conversion, as applicable, shall be approved upon receiving the affirmative vote or consent of the holders of a majority of the Members.

(c)                                  After such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger, consolidation or conversion pursuant to

Section 10.04, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.

Section 10.04                     Certificate of Merger, Consolidation or Conversion.

(a)                                  Upon the required approval, if any, by the Board of Directors and the Members of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger, consolidation or conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

(b)                                 At the effective time of the certificate of merger or consolidation:

(i)                                     all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were property of each constituent business entity;

(ii)                                  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)                               all rights of creditors and all liens on or security interest in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)                              all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(c)                                  At the effective time of the certificate of conversion:

(i)                                     the Company shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii)                                  all rights, title, and interests to all real estate and other property owned by the Company shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii)                               all liabilities and obligations of the Company shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv)                              all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Company in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v)                                 a proceeding pending by or against the Company or by or against any of the Members in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior members without any need for substitution of parties; and

(vi)                              the Company securities that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the Plan of Conversion or certificate of conversion shall be so converted, and the Members shall be entitled only to the rights provided in the Plan of Conversion or certificate of conversion.

(d)                                 A merger, consolidation or conversion effected pursuant to this Article 10 shall not (i) be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred or (ii) require the Company (if it is not the Surviving Business Entity) to wind up its affairs, pay its liabilities or distribute its assets as required under Article 9 of this Agreement or under the applicable provisions of the Delaware Act.

ARTICLE 11
GENERAL PROVISIONS

Section 11.01                     Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile or other electronic transmission and a notice, request or consent given under this Agreement is effective on receipt by the Person to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member as that Member may specify by notice to the other Members. Any notice, request or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by applicable Law, the Organizational Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Whenever any notice is required to be given by Law, the Organizational Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 11.02                     Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Members and their respective Affiliates relating to the subject matter hereof and supersedes all prior contracts or agreements with respect to such subject matter, whether oral or written.

Section 11.03                     Effect of Waiver or Consent. Except as provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Except as provided in this Agreement, failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 11.04                     Amendment or Restatement. This Agreement may be amended or restated only by a written instrument executed by all Members; provided, however, that notwithstanding anything to the contrary contained in this Agreement (1) the definition of “Independent Director” or (2) Section 6.02(e)(ii), shall not be amended without the prior approval of the Conflicts Committee; provided further, however, that notwithstanding anything to the contrary contained in this Agreement, Section 6.02(a) shall not be amended except upon the requisite approval set forth in Sections 13.4(c)(vi) and 13.13(i) of the MLP Partnership Agreement.

Section 11.05                     Binding Effect. This Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.

Section 11.06                     Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and (a) any provision of the Organizational Certificate, or (b) any mandatory, non-waivable provision of the Delaware Act, such provision of the Organizational Certificate or the Delaware Act shall control. If any provision of the Delaware Act provides that it may be varied or superseded in the limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by Law, and (b) the Members or Directors (as the case may be) shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

Section 11.07                     Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 11.08                     Offset. Whenever the Company is to pay any sum to any Member, any amounts that a Member owes the Company may be deducted from that sum before payment.

Section 11.09                     Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as the only Members as of the date first set forth above.

MEMBERS:

EAGLE ROCK ENERGY PARTNERS, L.P.

By:	Eagle Rock Energy GP, L.P.,
its general partner

By:	Eagle Rock Energy G&P, LLC,
its general partner

By:	/s/ Joseph A. Mills
Name: Joseph A. Mills
Title: Chairman and Chief Executive Officer

EAGLE ROCK G&P HOLDING, INC.

By:	/s/ Joseph A. Mills
Name: Joseph A. Mills
Title: President and Chief Executive Officer

Signature Page to Third
Amended and Restated Limited Liability Agreement of
Eagle Rock Energy G&P, LLC

Attachment I

Defined Terms

Adjusted Capital Account means the Capital Account maintained for each Member, (a) increased by any amounts that such Member is obligated to restore (or is treated as obligated to restore under Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5)), and (b) decreased by any amounts described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) with respect to such Member.

Affiliate, means, with respect to any Person, each Person Controlling, Controlled by or under common Control with such first Person.

Agreement means this Third Amended and Restated Limited Liability Company Agreement of Eagle Rock Energy G&P, as the same may be amended, modified, supplemented or restated from time to time.

Allocation Period means a period commencing on the first day of each fiscal year and on any day in which an adjustment to the Book Value of the Company’s assets pursuant to clause (ii) of the definition of Book Value occurs and the prior Allocation Period shall terminate on the day immediately preceding the day of commencement of a new Allocation Period.

Assignment and Assumption Agreement means the Assignment and Assumption Agreement by and between Holdings and MLP, dated the even date hereof.

Audit Committee has the meaning set forth in Section 6.02(e)(iii) of this Agreement.

Bankruptcy or Bankrupt means, with respect to any Person, that (a) such Person (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is insolvent, or has entered against such Person an order for relief in any bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) 120 Days have passed after the commencement of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law, if the proceeding has not been dismissed, or 90 Days have passed after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties, if the appointment is not vacated or stayed, or 90 Days have passed after the date of expiration of any such stay, if the appointment has not been vacated.

Board of Directors or Board has the meaning set forth in Section 6.01 of this Agreement.

Book Liability Value means with respect to any liability of the Company described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such liability in an arm’s-length transaction.  The Book Liability Value of each liability of the Company described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Book Values.

Book Value means, with respect to any property of the Company, such property’s adjusted basis for Federal income tax purposes, except as follows:

(i)             The initial Book Value of any property contributed by a Member to the Company shall be the Fair Market Value of such property as of the date of such contribution;

(ii)            The Book Values of all properties shall be adjusted to equal their respective Fair Market Values in connection with (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or as consideration for the performance of services to or for the benefit of the Company, (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company, (C) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to Section 708(b)(1)(B) of the Code, (D) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory warrant in accordance with Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s), as such Treasury Regulation may be amended or modified, including upon the issuance of temporary or final Treasury Regulations, or (E) any other event to the extent determined by the Board to be necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q);

(iii)           The Book Value of property distributed to a Member shall be the Fair Market Value of such property as of the date of such distribution;

(iv)          The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and clause (vii) of the definition of Profits and Losses or Section 5.03(g); provided, however, Book Value shall not be adjusted pursuant to this clause (v) to the extent the Board reasonably determines that an adjustment pursuant to clause (ii) hereof is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (iv); and

If the Book Value of property has been determined or adjusted pursuant to clause (i), (ii), or (iv) hereof, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Profits and Losses and other items allocated pursuant to Section 5.02, Section 5.03 and Section 5.04.

Business Day means any Day other than a Saturday, a Sunday or a Day on which national banking associations in the State of Texas are authorized or required by Law to close.

Capital Account means the Capital Account established and maintained for each Member pursuant to Section 4.04.

Capital Contribution has the meaning set forth in Section 4.01(b) of this Agreement.

Code means the United States Internal Revenue Code of 1986, as amended from time to time.  All references herein to Sections of the Code shall include any corresponding provision or provisions of succeeding Law.

Commitment means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other contracts, agreements or commitments that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory or contractual pre-emptive rights or pre-emptive rights granted under a Person’s organizational or constitutive documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

Company has the meaning set forth in the initial paragraph of this Agreement.

Compensation Committee has the meaning set forth in Section 6.02(e)(iv) of this Agreement.

Conflicts Committee has the meaning set forth in Section 6.02(e)(ii) of this Agreement.

Contribution Agreement has the meaning ascribed to such term in the MLP Partnership Agreement.

Control shall mean the possession, directly or indirectly, of the power and authority to direct or cause the direction of the management and policies of a Person, whether through ownership or control of Voting Stock, by contract or otherwise.

Curative Allocations means the allocations pursuant to Section 5.04 of this Agreement.

Day means a calendar Day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.

Delaware Act means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

Delaware General Corporation Law means Title 8 of the Delaware Code, as amended from time to time.

Depreciation means, for each Allocation Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for Federal income tax purposes with respect to property for such Allocation Period, except that (i) with respect to any property the Book Value of which differs from its adjusted tax basis for Federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such Allocation Period shall be the amount of book basis recovered for such Allocation Period under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (ii) with respect to any other property the Book Value of which differs from its adjusted tax basis at the beginning of such Allocation Period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such Allocation Period is zero, Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Board.

Director means each member of the Board of Directors elected or appointed as provided in Section 6.02 of this Agreement.

Dissolution Event has the meaning set forth in Section 9.01(a) of this Agreement.

Economic Risk of Loss has the meaning set forth in Treasury Regulation Section 1.752-2(a).

Effective Date has the meaning set forth in the initial paragraph of this Agreement.

Equity Interest, (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership, limited liability company, trust or similar interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person (including any incentive distribution rights).

Existing Agreement has the meaning set forth in the Recitals to this Agreement.

Fair Market Value means (a) with respect to a particular security that is traded and reported in the manner and period described in clauses (i), (ii), (iii) or (iv) below, determined on any given day, (i) the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, (ii) the closing sale price for such day reported by The Nasdaq Stock Market, if such security is traded over-the-counter and quoted on The Nasdaq Stock Market, (iii) if such security is so traded, but not so quoted, the average of the closing reported bid and asked prices of such security as reported by The Nasdaq Stock Market or any comparable system, (iv) if such security is not listed on The Nasdaq Stock Market or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities

Dealers, Inc. selected from time to time by the Company for that purpose; provided, however, that notwithstanding anything to the contrary in the foregoing provisions of this clause (a), if the date for which the Fair Market Value is determined is the first day when trading for such security is reported on The Nasdaq Stock Market or on a national securities exchange, the Fair Market Value shall be the “price to public” or equivalent set forth in the cover page for the final prospectus relating to the initial public offering of such security or (b) with respect to any property not described in clause (a), the fair market value of such property determined by the Board, in good faith.

G&P Holding has the meaning set forth in the Preamble to this Agreement.

Global Transaction Agreement means that certain Amended and Restated Securities Purchase and Global Transaction Agreement, dated as of January 12, 2010, by and among MLP, MLP GP, the Company, Holdings, Natural Gas Partners, VII, L.P., a Delaware limited partnership, Natural Gas Partners VIII, L.P., a Delaware limited partnership, Montierra Minerals & Production, L.P., a Texas limited partnership, and Montierra Management LLC, a Texas limited liability company.

Group Member means any of the MLP and its Subsidiaries.

Indemnitee means each of (a) the Company and any Person who is or was an Affiliate of the Company, (b) any Person who is or was a member, director, officer, fiduciary or trustee of the Company, (c) any Person who is or was an officer, member, partner, director, employee, agent or trustee of the General Partner or any Affiliate of the General Partner, or any Affiliate of any such Person, and (d) any Person who is or was serving at the request of the General Partner or any such Affiliate as a director, officer, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (e) any Person the Company designates as an “Indemnitee” for purposes of this Agreement.

Independent Director means a Director who meets the independence, qualification and experience requirements of the Nasdaq Global Market (and/or any other securities exchange on which MLP Interests are listed or admitted for trading), the independence, qualification and experience requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934 (or any successor Law), the rules and regulations of the SEC and other applicable Law.

IPO has the meaning set forth in the Recitals to this Agreement.

Law means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a governmental authority.

Liability means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

Limited Partner and Limited Partners have the meanings given to such terms in the MLP Partnership Agreement.

Member means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

Member Nonrecourse Debt has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

Member Nonrecourse Debt Minimum Gain has the meaning assigned to the term “partner nonrecourse debt minimum gain” set forth in Treasury Regulation Section 1.704-2(i)(2).

Member Nonrecourse Deduction has the meaning assigned to the term “partner nonrecourse deduction” in Treasury Regulation Section 1.704-2(i)(1).

Membership Interest means, with respect to any Member, (a) that Member’s status as a Member; (b) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Delaware Act, this Agreement or otherwise) in its capacity as a Member; and (d) all obligations, duties and liabilities imposed on that Member (under the Delaware Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.

Merger Agreement has the meaning set forth in Section 10.01 of this Agreement.

Minimum Gain has the meaning assigned to that term in Treasury Regulation Section 1.704-2(d).

MLP has the meaning set forth in the Preamble to this Agreement.

MLP GP means Eagle Rock Energy GP, L.P. as the general partner of the MLP.

MLP GP Agreement means the Agreement of Limited Partnership of Eagle Rock Energy GP, L.P., dated effective as of May 25, 2006, as amended, supplemented, amended and restated, or otherwise modified from time to time.

MLP Interests means the limited partner interests of the MLP, regardless of class or category of limited partner interests.

MLP Partnership Agreement means the Second Amended and Restated Agreement of Limited Partnership of the MLP, dated as of May 24, 2010, as amended or restated from time to time.

NGP Representative has the meaning ascribed to such term in the MLP Partnership Agreement.

Nonrecourse Deduction has the meaning assigned to that term in Treasury Regulation Section 1.704-2(b)(1).

Officers means any person elected as an officer of the Company as provided in Section 6.03(a), but such term does not include any person who has ceased to be an officer of the Company.

Omnibus Agreement has the meaning ascribed to such term in the MLP Partnership Agreement.

Organizational Certificate has the meaning set forth in Section 2.01 of this Agreement.

Person means a natural person, partnership (whether general or limited), limited liability company, governmental entity, trust, estate, association, corporation, venture, custodian, nominee or any other individual or entity in its own or any representative capacity.

Plan of Conversion has the meaning set forth in Section 10.01 of this Agreement.

Profits or Losses means, for each Allocation Period, an amount equal to the Company’s taxable income or loss for such Allocation Period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)             Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii)            Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(iii)           In the event the Book Value of any asset is adjusted pursuant to clause (ii) or (iii) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv)          In the event the Book Liability Value of any liability of the Company described in Treasury Regulation Section 1.752-7(b)(3)(i) is adjusted as required by this Agreement, the amount of such adjustment shall be treated as an item of loss (if the adjustment increases the Book Liability Value of such liability of the Company) or an item of gain (if the adjustment decreases the Book Liability Value of such liability of the Company) and shall be taken into account for purposes of computing Profits or Losses;

(v)           Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(vi)          In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Period;

(vii)         To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(viii)        Any items that are allocated pursuant to the Regulatory Allocations or the Curative Allocations shall not be taken into account in computing Profits and Losses.

Regulatory Allocations has the meaning set forth in Section 5.03 of this Agreement.

SEC means the United States Securities and Exchange Commission.

Sharing Ratio means, 99.5% with respect to the MLP and 0.5% with respect to G&P Holding

Special Approval means approval by a majority of the members of the Conflicts Committee.

Subsidiary means, with respect to any relevant Person, (a) a corporation of which more than 50% of the Voting Stock is owned, directly or indirectly, at the date of determination, by such relevant Person, by one or more Subsidiaries of such relevant Person or a combination thereof, (b) a partnership (whether general or limited) in which such relevant Person, one or more Subsidiaries of such relevant Person or a combination thereof is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such relevant Person, by one or more Subsidiaries of such relevant Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such relevant Person, one or more Subsidiaries of such relevant Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such other Person.

Surviving Business Entity has the meaning set forth in Section 10.01 of this Agreement.

Treasury Regulations means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to Sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute proposed or final Treasury Regulations.

Underwriting Agreement has the meaning ascribed to such term in the MLP Partnership Agreement.

Units has the meaning ascribed to such term in the MLP Partnership Agreement.

Voting Stock means, with respect to any Person, Equity Interests in such Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of, or otherwise appoint, directors (or Persons with management authority performing similar functions) of such Person.

Withdraw, Withdrawing and Withdrawal means the withdrawal, resignation or retirement of a Member from the Company as a Member.

Exhibit A

Current Directors

Director	Director Category (Class)
Joseph A. Mills	Management Director (Class I)
Philip B. Smith	Elected Director (Class III)
William A. Smith	Elected Director (Class II)
William K. White	Elected Director (Class I)
Peggy A. Heeg	Elected Director (Class III)
Herbert C. Williamson, III	Elected Director (Class II)
Kenneth A. Hersh	Appointed Director (Class I)
William J. Quinn	Appointed Director (Class II)
John A. Weinzierl	Appointed Director (Class III)